BancFirst Corporation
101 NORTH BROADWAY
OKLAHOMA CITY, OKLAHOMA 73102
PRESS RELEASE
For Immediate Release: Friday, July 6, 2007

For further information call: Joe T. Shockley, Jr., Chief Financial Officer (405) 270-1003 or David Rainbolt, Chief Executive Officer at (405) 270-1002.

BANCFIRST CORPORATION ANNOUNCES EXPECTED ONE-TIME GAIN

BancFirst Corporation (NASDAQ GSM:BANF) announced that Council Oak Investment Corporation, a wholly-owned subsidiary of BancFirst has entered into an agreement to sell one of its investments that will result in a one-time gain of approximately $7.5 million. The transaction is subject to regulatory approval and certain other conditions which could alter the amount of the expected gain. The agreement was signed on June 29, 2007 and the transaction is scheduled to be consummated in August, 2007. This one-time gain will result in a net income effect of approximately $4.2 million, net of related expenses and income taxes, or $.26 diluted earnings per share which will be included in the Company's third quarter results.

BancFirst Corporation is an Oklahoma based financial services holding company with total assets of $3.5 billion. The Company's principal subsidiary bank, BancFirst, is Oklahoma's largest state-chartered bank with 86 banking locations serving 44 communities across Oklahoma.

The Company may make forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives interest rates and other financial and business matters. Forward-looking statements include estimates and give management's current expectations or forecasts of future events. The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time. Actual results may differ materially form forward-looking statements.